MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATION
     (All figures in thousands of US dollars, except per share data)



OVERVIEW

On May 25, 2001, pursuant to an agreement and Plan of Reorganization executed on May 17, 2001, Starnet Communications International Inc. ("Starnet") became a direct, wholly-owned subsidiary of World Gaming Plc ("World Gaming" or the "Company"), a company organized in England and Wales for the purpose of facilitating a new holding company structure. As part of the reorganization, World Gaming established December 31 as its year end. (See Note 3 to the financial statements for further discussion on the reorganization).

Starnet Systems International Inc., a subsidiary of the Company incorporated and operating out of Antigua, licenses its gaming software to third parties for an initial licensing fee and monthly royalties. Inphinity Interactive Inc., a wholly-owned subsidiary of the Company develops gaming software and web pages. The Company's Internet casino, which targets only customers outside North America, is operated by its subsidiary, World Gaming Services, Inc., also incorporated and operating out of Antigua. The following tables set out selected consolidated information from the statements of operations for the three months and five months ended September 30, 2001 and September 30, 2000 and the balance sheets as at September 30, 2001 and at April 30, 2001:


              SELECTED STATEMENT OF OPERATIONS INFORMATION

                                  FOR THE THREE               FOR THE FIVE
                                  MONTHS ENDED                MONTHS ENDED
                            ------------------------------------------------------
                              September   September       September     September
                               30, 2001    30, 2000        30, 2001      30, 2000
     Net Sales                 $ 3,300     $ 4,786         $ 5,555       $ 7,647
     Gross Profit                2,495       3,320           4,029         5,323
     Operating Expenses          4,553       4,976           6,968         7,988
     Net Loss                   (1,919)     (1,561)         (2,772)       (2,516)


                   SELECTED BALANCE SHEET INFORMATION



                              At September 30,        At April 30,
                                          2001                2001
                              ----------------      --------------

     Working Capital              $    (1,647)         $     (576)
     Total Assets                      13,404              20,188
     Long Term Debt                       999               2,784
     Accumulated Deficit              (21,899)            (19,127)
     Total Shareholders' Equity         1,624               2,211

Total revenues for the quarter ended September 30, 2001 were $3,300 compared to $4,786 for the same period last year, representing a decrease of 31 per cent. Net loss for the quarter ended September 30, 2001 was $1,919 or $0.06 per share compared to a net loss of $1,561 or $0.05 per share for the corresponding period last year. For the five-month period ended September 30, 2001, revenues were $5,555 compared to $7,647 for the same period last year, representing a decrease of 27 per cent. Net loss for the period was $2,772 or $0.08 per share compared to $2,516 or $0.08 per share last year.

The Company experienced a 15 percent decline in royalty revenues during the quarter largely as a result of the cancellation of national sporting events at all levels across North America during the month of September, typically the strongest month of the quarter. Transaction processing related revenues were down 45 per cent and 37 per cent respectively for the three and five month periods to $601 and $1,109 from $1,099 and $1,758 as an increasing number of licensees, including two major licensees, assumed their own merchant processing responsibilities. Licensing revenue decreased 72 per cent for the quarter and 83 per cent for the five month period. The decrease was primarily due to the Company no longer reselling gaming licenses. The resale of gaming licenses contributed $317 and $644 to license revenue for the quarter and year-to-date respectively.

Gross margins were 76 per cent and 73 per cent respectively in the quarter and year-to-date compared to 69 per cent and 70 per cent in the prior year, reflecting a more profitable revenue mix. The reduction of revenues from transaction processing and reselling of gaming licenses played a role in improving our gross margins as these revenue sources have historically been low margin revenue.

As a result of the Company's continuing effort to reduce operating costs, operating expenses decreased 9 per cent to $4,553 during the third quarter and 13 per cent to $6,968 for the five months ended September 30, 2001. This is the result of a significant reduction in sales and marketing expenses. This was partially offset by an increase in development costs as the Company continued to support the rapid growth of its underlying business; and an increase in general and administrative expenses as a result of the Company strengthening its management team during the quarter and year-to-date.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2001, the Company had $2,997 in cash and cash equivalents down from $4,518 at April 30, 2001 and down from $4,603 at June 30, 2001. The decrease in the quarter resulted from the use of cash in operations net of the use of previously restricted funds to settle legal matters related to the restrictions. Cash was also used to purchase new capital equipment of $49 and repay capital leases of $184.

Working capital at September 30, 2001 decreased to $ (1,647) from $ (576) at April 30, 2001. Included in working capital is $1,271 related to the anticipated settlement of the class action lawsuit. This is calculated as the value of shares expected to be issued for settlement of the suit and no cash is anticipated to be paid to cover this matter.

The Company also has reserves held by credit card processors totalling $3,686 which includes $73 relating to discontinued business. A majority of the funds are held as rolling reserves and are typically released to the Company after six months. Accounts receivable decreased slightly from $1,535 at April 30, 2001 to $1,528 at September 30, 2001. Accounts receivable is comprised of royalty and transaction fees due from operating licensees that have their own merchant accounts and from new licensees that were offered an instalment payment plan on the initial licensing fees. Royalty and transaction fees due from operating licensees are usually collected prior to the end of the following month. Licensing fees are usually collected in full prior to recognition of the revenue. At September 30, 2001, accounts receivable consisted primarily of royalty and transaction fees due from operating licensees.

Prepaid expenses and deposits increased by $347 to $923 at September 30, 2001 compared to $576 at April 30, 2001. Deferred gaming license costs at September 30, 2001 were fully amortized. The decrease is the net effect of prepayments made to the Antiguan Government for the purchase of additional casino licenses, less the portion allocated to cost of sales during the period. The casino licenses are held for sale to prospective licensees. There were no casino licenses available for sale by the Company during the five months ended September 30, 2001. Deferred revenue which relates to amounts collected from new licensees not yet live at the end of the month, increased $277 to $427 at September 30, 2001 from $150 at April 30, 2001. At September 30, 2001, there were a number of new licensees waiting to go live on our system from whom deposits were previously collected.

Net cash generated from investing activities for the quarter ended September 30, 2001 was $3,876 compared to $1,141 used in the same period last year. Year to date, the amount generated was $3,825 compared to $2,021 used in the same period last year. The increase from investing activities was primarily due to the release of funds held by the Canadian authorities as discussed above. The Company did not make any significant capital purchases during the five months ended September 30, 2001 as a result of capital purchases in the prior period, consisting of computer equipment for use in operations to support IT infrastructure and hosting applications.

Net cash generated for financing activities for the three months ended September 30, 2001 was $141 compared to $995 in the same period last year. Cash provided year-to-date was $39, down considerably from the same period last year, as the lower stock price reduced the number of options and warrants exercised. Also a majority of the cash generated in the prior period from financing activities was generated from long term debt. The long-term debt was converted to equity on May 17, 2001.

            SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We make certain forward-looking statements in this document within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. To comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results and experience to differ substantially from the anticipated results or other expectations expressed in our forward-looking statements. When words and expressions such as: "believes," "expects," "anticipates," "estimates," "plans," "intends," "objectives," "goals," "aims," "projects," "forecasts," "possible," "seeks," "may," "could," "should," "might," "likely," "enable" or similar words or expressions are used in this document, as well as statements containing phrases such as "in our view," "there can be no assurance," "although no assurance can be given" or "there is no way to anticipate with certainty," forward-looking statements are being made. These forward-looking statements speak as of the date of this document.

     The forward-looking statements are not guarantees of future performance and involve risk and uncertainties. These risks and uncertainties may affect the operation, performance, development and results of our business and could cause future outcomes to differ materially from those set forth in our forward-looking statements. These statements are based on our current beliefs as to the outcome and timing of future events, and actual results may differ materially from those projected or implied in the forward looking statements. Further, some forward-looking statements are based upon assumptions of future events which may not prove to be accurate. The forward-looking statements involve risks and uncertainties including, without limitation, the risks and uncertainties referred to in our filings with the Securities and Exchange Commission, including our most recent Form 20-F.

We undertake no obligation to publicly update or revise any forward-looking statements as a result of future developments, events and conditions outside of our control. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ significantly from those forecast in any forward-looking statements. Given these risks and uncertainties, investors should not overly rely or attach undue weight to our forward-looking statements as an indication of our actual future results.

WORLD GAMING PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND FIVE MONTHS ENDED SEPTEMBER 30, 2001
(UNAUDITED)
(IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE INFORMATION)


                                          FOR THE THREE MONTHS           FOR THE FIVE MONTHS
                                           ENDED SEPTEMBER 30             ENDED SEPTEMBER 30
------------------------------------------------------------------------------------------------
                                            2001         2000              2001         2000
------------------------------------------------------------------------------------------------
REVENUE:
  Royalty and fees                        $  3,180     $  4,361          $  5,425     $  6,902
  Licensing                                    120          425               130          745
                                        -------------------------      -------------------------
                                             3,300        4,786             5,555        7,647


COST OF SALES                                  805        1,466             1,526        2,324
                                        -------------------------      -------------------------
GROSS MARGIN                                 2,495        3,320             4,029        5,323


EXPENSES
  Sales                                        301          138               375          212
  Marketing                                    171          719               221        1,190
  Development                                  949          791             1,433        1,591
  Operations                                 1,001        1,159             1,624        1,829
  General and administrative                 1,551        1,456             2,256        2,050
  Depreciation and amortization                580          713             1,059        1,116

                                        -------------------------      -------------------------
                                             4,553        4,976             6,968        7,988
                                        -------------------------      -------------------------

LOSS FROM OPERATIONS                        (2,058)      (1,656)           (2,939)      (2,665)

INTEREST INCOME (EXPENSE)                      (26)          95               (44)         149
OTHER INCOME (EXPENSE)                         165            -               211            -
                                        -------------------------      -------------------------
NET LOSS                                  $ (1,919)    $ (1,561)         $ (2,772)    $ (2,516)
                                        -------------------------      -------------------------

BASIC AND FULLY DILUTED EARNINGS
 PER SHARE                                $  (0.06)    $  (0.05)         $  (0.08)    $  (0.08)

WEIGHTED AVERAGE COMMON SHARES              34,193       32,108            33,893       32,099

WORLD GAMING PLC
CONSOLIDATED BALANCE SHEET
AS AT SEPTEMBER 30, 2001
(UNAUDITED)
(IN THOUSANDS OF US DOLLARS)


---------------------------------------------------------------------------
                                              SEPTEMBER 30     APRIL 30
                                                      2001         2001
---------------------------------------------------------------------------

ASSETS
Current assets
  Cash and cash equivalents                       $  2,997     $  4,518
  Restricted cash                                        -        3,925
  Reserves with credit card processors               3,686        3,763
  Accounts receivable                                1,528        1,535
  Prepaid expenses and deposits                        923          576
  Other current assets                                   -          300

                                                -------------------------
                                                     9,134       14,617
Capital assets                                       4,270        5,239
Other long term assets                                   -          332

                                                -------------------------
                                                  $ 13,404     $ 20,188
                                                -------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued liabilities        $  5,510     $  6,182
  Accrual for legal claims (note 2)                  1,409        5,409
  Funds held on deposit                              3,435        3,452
  Deferred revenue                                     427          150
  Current portion of capital lease obligations         578          677

                                                -------------------------
                                                    11,359       15,870

Loans payable (note 4)                                   -        1,500
Capital lease obligations                              421          607
                                                -------------------------
                                                    11,780       17,977

Shareholders' equity
  Capital stock                                     24,413       22,394
  Deferred compensation                               (294)         (38)
  Subscription receivable                                -         (310)
  Deficit                                          (21,899)     (19,127)
  Accumulated other comprehensive loss                (596)        (708)

                                                -------------------------
                                                     1,624        2,211
                                                -------------------------
                                                  $ 13,404     $ 20,188
                                                =========================

WORLD GAMING PLC.
CONSOLIDATED STATEMENTS OF CASH FLOW
AS AT SEPTEMBER 30, 2001
(UNAUDITED)
(IN THOUSANDS OF US DOLLARS)

                                          FOR THE THREE MONTHS           FOR THE FIVE MONTHS
                                           ENDED SEPTEMBER 30             ENDED SEPTEMBER 30
------------------------------------------------------------------------------------------------
                                            2001         2000              2001         2000
------------------------------------------------------------------------------------------------

Cash flows from (used in) operating activities:
  Net Income (Loss)                       $ (1,919)    $ (1,561)         $ (2,772)    $ (2,516)
  Depreciation                                 580          713             1,059        1,116
  Amortization of deferred compensation        126            -               248            -
  Loss (Gain) on disposal of fixed assets       10            -                10            -
  Unrealized foreign exchange                  184         (272)              113          (51)
  Changes in operating assets and liabilities:
    Reserves with credit card processors       (27)         581                77         (204)
    Accounts receivable                        548         (982)               50       (1,315)
    Prepaid expenses and deposits             (346)         172               (58)          48
    Other current assets                       109          281               300          494
    Accounts payable and accrued
     liabilities                            (1,454)         271              (672)        (629)
    Accrual for legal claims                (4,000)         (80)           (4,000)         (86)
    Funds held on deposit                      420        1,905               (17)       1,467
    Deferred revenue                           146           87               277           70
------------------------------------------------------------------------------------------------
                                            (5,623)       1,115            (5,385)      (1,606)
------------------------------------------------------------------------------------------------

Cash flows from (used in) investing activities:
  Additions to capital assets                 (49)         (976)             (100)      (1,726)

  Transfers from (to) restricted cash       3,925          (165)            3,925         (295)
------------------------------------------------------------------------------------------------
                                            3,876        (1,141)            3,825       (2,021)
------------------------------------------------------------------------------------------------

Cash flows from (used in) financing activities:
  Payments received on long-term receivable     -           467                 -          474
  Proceeds from loan payable                    -           500                 -        1,000
  Proceeds from subscription receivable       325             -               325            -
  Issue of capital stock                        -           130                 -          192
  Repayment of capital lease obligation      (184)         (102)             (286)        (241)
------------------------------------------------------------------------------------------------
                                              141           995                39        1,425
------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash
 equivalents                               (1,606)          969            (1,521)      (2,202)
------------------------------------------------------------------------------------------------
Cash and cash equivalents, beginning
 of period                                  4,603         2,813             4,518        5,984
------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period $  2,997      $  3,782          $  2,997     $  3,782
------------------------------------------------------------------------------------------------

                            WORLD GAMING PLC
             NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001
                      (IN THOUSANDS OF US DOLLARS)

NOTE 1 -  BASIS OF FINANCIAL STATEMENT PRESENTATION

          The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in accordance with such rules and regulations. The information furnished in the interim condensed consolidated financial statements includes normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements. Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim condensed consolidated financial statements be read in conjunction with the Company's most recent audited financial statements and notes thereto included in its April 30, 2001 Annual Report on Form 20-F. Operating results for the five months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year.

NOTE 2 -  COMMITMENTS AND CONTINGENCIES

          On August 20, 1999, the Royal Canadian Mounted Police (RCMP) obtained a search warrant and searched the Vancouver, Canada offices of Starnet Communications Canada, Inc., a subsidiary of the Company. The basis for the search and continuing investigation ("the investigation") was the allegation by the RCMP that the Company and some of its officers, directors and employees were breaching certain gaming provisions contained in the Criminal Code of Canada.

          On August 25, 1999, the RCMP obtained an ex parte restraint order pursuant to the provisions of the Criminal Code of Canada. This order prevents the Company and Starnet Systems International Inc. from accessing certain funds located in their Canadian bank accounts. In September 1999, the Company brought an application to have the restraint order revoked. This application was unsuccessful. On February 24, 2000, the restraint order was renewed for a further six months.

          On August 17, 2001, the Company reached a settlement with Canadian authorities whereby a subsidiary of the Company pleaded guilty to a single charge under the Criminal Code of Canada. The subsidiary was fined $100 CDN plus $15 CDN victim surcharge. As well, the Company consented to a forfeiture of restricted cash in the amount of $3,925 US.

          Between October 15, 1999 and December 9, 1999, ten class action claims were commenced in the United States against the Company and some of its directors and officers. These class action lawsuits allege that material misrepresentations regarding the nature and inherent risks of the Company's business were knowingly made in filings to the United States Securities and Exchange Commission, press releases and other public statements. The amount of the damages claimed is unspecified. These actions have now been consolidated in a single proceeding.

                            WORLD GAMING PLC
             NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001
                      (IN THOUSANDS OF US DOLLARS)

NOTE 2 -  COMMITMENTS AND CONTINGENCIES (Continued)

          On June 20, 2001, the parties signed a Memorandum of Understanding (MOU) containing the essential terms of a settlement between the Company and the Class Action Plaintiffs (Class). Under the MOU, the Class will receive 1,050,000 shares of ADRs of World Gaming Plc ("Settlement Shares") with a minimum value of $1,050,000. If in the 10 trading days preceding the effective date of the settlement the weighted mean trading price (as calculated by a formula in the MOU) of the shares of ADRs of World Gaming is less than $1.00 per share, the Class will receive additional shares so that the value of the Settlement Shares equals $1,050,000. Also under the Settlement, the Company will pay certain administrative expenses, up to $50,000, and certain expenses incurred by Plaintiffs' Co-Lead Counsel, up to $50,000. The Plaintiffs have the right to conduct limited confirmatory discovery of the Company.

          The settlement is conditioned upon the occurrence of several events. The parties must draft a mutually acceptable Stipulation of Settlement to be filed with the Court. The Court must give preliminary approval to the terms of the Settlement. Notice must be sent to the class members advising them of the terms of the Settlement and of their right to opt out or object to the terms of the Settlement. Finally, the Court must approve the Settlement after holding a hearing on its terms. In addition, the Settlement is conditioned on the issuance of the ordinary shares of World Gaming Plc underlying the Settlement Shares. The Company has the right under the MOU to withdraw from the Settlement in the event that members of the Class holding more than 3% of the outstanding shares of ADRs of World Gaming Plc outstanding as of the date the settlement is filed determine to opt out of the Settlement.

          On September 16, 1999, Las Vegas Casino Inc. ("ALVC") commenced an action against the Company, a number of its subsidiaries and various employees of the Company and its subsidiaries. LVC alleges that the Company breached and wrongfully terminated its license agreement and misappropriated $15 million from LVC, and that LVC lost gambling revenues in the amount of $1 billion as a result of the breach and wrongful termination. LVC had previously entered into a license agreement with Starnet Systems International Inc. ("Starnet Systems"). Starnet Systems terminated the license agreement because of LVC's non-payment of its royalty fees.

          On July 12, 2000, the Supreme Court of British Columbia granted a stay of the lawsuit as against Starnet Systems only. Should LVC wish to proceed with its claim against Starnet Systems, it must do so through the arbitration process provided for in the software license agreement. LVC has not yet taken any steps to do so. The Company filed a motion with the Supreme Court of British Columbia to require LVC to post security for costs sought against the Company. The court denied the Company's motion of February 22, 2001, while allowing the Company the opportunity to reapply as it may wish. At the present time, the Company believes that these allegations are without merit and management has been unable to determine the likely outcome.

                            WORLD GAMING PLC
             NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001
                      (IN THOUSANDS OF US DOLLARS)

NOTE 3 -  CORPORATE REORGANIZATION

          On May 25, 2001, pursuant to an Agreement and Plan of Reorganization executed on May 17, 2001 ("Reorganization Agreement"), Starnet Communications International Inc. ("Starnet") became a direct, wholly-owned subsidiary of World Gaming Plc ("World Gaming"), a company organized in England and Wales for the purpose of facilitating the reorganization of Starnet into a new holding company structure ("Reorganization"). In the Reorganization, each share of Class A common stock of Starnet issued and outstanding was converted into one American Depositary Share of World Gaming ("ADS"), where each ADS represents one ordinary share of World Gaming. The Reorganization has effected by merging a newly-formed direct, wholly-owned Delaware subsidiary of World Gaming with and into Starnet with Starnet surviving. As part of the reorganization, World Gaming established December 31 as its year end.

NOTE 4 -  LOANS PAYABLE

          On May 17, 2001, the holder of the loan payable agreed to convert the principal balance of $1,500 into 2,000,000 shares of the Company's common stock. Consequently, the note is deemed to have been repaid in all respects, and the Company has no further obligation with respect to the note, including any interest that may have been payable under the original terms of the note.

NOTE 5 - NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS

          SFAS NO.'S 141 AND 142 -- In June 2001, the Financial Accounting Standards Board (FASB) adopted Statement of Financial Accounting Standards SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 is effective as to any business combination occurring after June 30, 2001 and certain transition provisions that affect accounting for business combinations prior to June 30, 2001 are effective as of the date that SFAS No. 142 is applied in its entirety, which will be January 1, 2002 for the Company. SFAS No. 142 is effective, generally, in fiscal years beginning after December 15, 2001, which will be the fiscal year ended December 31, 2002 for the Company.

          SFAS No. 141 provides standards for accounting for business combinations. Among other things, it requires that only the purchase method of accounting be used and that certain intangible assets acquired in a business combination (i.e. those that result from contractual or other legal rights or are separable) be recorded as an asset apart from goodwill. The transition provisions require that an assessment be made of previous business combinations and, if appropriate, reclassifications be made to or from goodwill to adjust the

                            WORLD GAMING PLC
             NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001
                      (IN THOUSANDS OF US DOLLARS)

NOTE 5 -  NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS (Continued)

          recording of intangible assets such that the criteria for recording intangible assets apart from goodwill is applied to the previous business combinations.

          SFAS No. 142 provides, among other things, that goodwill and intangible assets with indeterminate lives shall not be amortized. Goodwill shall be assigned to a reporting unit and annually assessed for impairment. Intangible assets with determinate lives shall be amortized over their estimated useful lives, with the useful lives reassessed continuously, and shall be assessed for impairment under the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Goodwill is also assessed for impairment on an interim basis when events and circumstances warrant. Upon adoption of SFAS No. 142, the Company will assess whether an impairment loss should be recognized and measured by comparing the fair value of the "reporting unit" to the carrying value, including goodwill. If the carrying value exceeds fair value, then the Company will compare the implied fair value of the goodwill" (as defined in SFAS No. 142) to the carrying amount of the goodwill. If the carrying amount of the goodwill exceeds the implied fair value, then the goodwill will be adjusted to the implied fair value.

          While the Company has not completed the process of determining the effect of these new accounting pronouncements on its consolidated financial statements, the Company currently expects that there will be no reclassification in connection with the transition provisions of SFAS No. 141 based on clarifications of the transition provisions issued by the FASB in October 2001. Accordingly, the Company expects that, after implementation of SFAS No. 142, all intangible assets will be amortizable and the goodwill will not be amortizable.

          SFAS NO. 143 -- On August 16, 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. It requires that obligations associated with the retirement of a tangible long-lived asset be recorded as a liability when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an accrued retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. While the Company has not completed the process of determining the effect of this new accounting pronouncement

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
                            WORLD GAMING PLC
             NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001
                      (IN THOUSANDS OF US DOLLARS)

NOTE 5 -  NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS (Continued)

          on its consolidated financial statements, the Company currently expects that the effect of SFAS No. 143 on the Company's consolidated financial statements, when it becomes effective, will not be significant.

          SFAS NO. 144 - On October 3, 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, its provisions are to be applied prospectively. SFAS 144 supercedes SFAS Statement No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30 (APB 30), "Reporting Results of Operations Reporting the Effects of Disposal of a Segment of a Business."

          SFAS 144 develops one accounting model (based on the model in SFAS 121) for long-lived assets that are to be disposed of by sale, as well as addresses the principal implementation issues. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. That requirement eliminates the requirement of APB 30 that discontinued operations be measured at net realizable value or that entities include under "discontinued operations" in the financial statements amounts for operating losses that have not yet occurred. Additionally, FAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction.

          While the Company has not completed the process of determining the effect of this new accounting pronouncement on its consolidated financial statements, the Company currently expects that the effect of SFAS No. 144 on the Company's consolidated financial statements, when it becomes effective, will not be significant.



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